UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

 SCHEDULE 14A

 Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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PEAKSTONE REALTY TRUST

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June 12, 2024

Dear Fellow Shareholders,

On April 29, 2024, Peakstone Realty Trust (the “Company,” “Peakstone,” “our” or “we”), filed our proxy statement (the “2024 Proxy Statement”) in connection with our 2024 annual meeting of shareholders to be held on June 18, 2024 (the “Annual Meeting”). As Chairperson of the Compensation Committee of the Board of Trustees of the Company (the “Board of Trustees”), I am writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Trustees on all proposals. In particular, we are asking for your support on the following proposals:

•	“FOR” Proposal 3, to approve, on an advisory (non-binding) basis, the compensation paid to the Company’s Named Executive Officers (“Say on Pay”), and

•	“FOR” Proposal 4, to approve an amendment to the Peakstone Realty Trust Second Amended and Restated Employee and Trustee Long-Term Incentive Plan (the “Incentive Plan”).

Additionally, as you may have seen by now, while Glass Lewis supported both proposals, ISS recommended “Against” Say on Pay and our Incentive Plan. The ISS report contains a notable data error related to Say on Pay, and its assessment on our Incentive Plan refutes its own published policy, which we explain further below.

Strategic Milestone

Approval of these proposals comes at an important time for our Company. The Company had a milestone year in 2023. We underwent a rebranding and completed a listing of the Company’s common shares on the New York Stock Exchange on April 13, 2023 (the “Listing”). Since then, Peakstone has been executing a strategy to optimize its portfolio, bolster its balance sheet and position the Company for the future.

“FOR” Proposal 4 – Incentive Plan (Request for 1,285,700 share increase)

Our conversations with shareholders have informed our approach to equity compensation, and we believe that the Incentive Plan is central to our ability to execute on our strategy.

Our equity awards are critical to attracting, retaining and motivating highly-skilled talent, to align employee interests with those of our shareholders and to drive the long-term success of the Company. Without shareholder support, we will need to shift from equity to cash compensation, which will be detrimental to the best interests of shareholders and will limit our ability to use cash for other corporate and business purposes. Especially in light of our recent Listing, it is imperative that we receive your support.

•
If the Incentive Plan is not approved by shareholders, (i) we will not have sufficient shares available under the Incentive Plan to settle all of the 2024 annual equity awards to our named executive officers (“NEOs”) and all other employees for 2023 performance, which will likely result in the use of cash to settle all or a portion of such awards, (ii) we will not have the ability to continue to provide share-settled equity-based compensation, and (iii) our ability to attract and retain talent may be impacted which could negatively affect our long-term success.

•
We use equity-based incentive awards in order to align the long-term interests of management with the interests of our shareholders, and we do not believe that cash awards provide the same degree of alignment with our shareholders as share-settled awards.

Our use of equity compensation is appropriate for a company of our size and industry. Furthermore, we incorporate shareholder-friendly features and market leading governance practices that align with long-term interests of shareholders.

•
Our three-year average burn rate (i.e., the number of shares granted in each fiscal year divided by the weighted average common shares outstanding for that fiscal year) is less than 0.40%, well below industry benchmark of 1.05%.

•
Our estimated aggregate dilution of 3.78%, which includes the newly requested shares being proposed under this plan, will remain significantly less dilutive than the current average share dilution among Russell 3000 Office REITS of 5.2% of shares outstanding.

•
Shareholder-friendly plan provisions include: no evergreen provision; no discounted options or share appreciation rights; no repricing or cash buyouts without shareholder approval; no liberal share recycling; restricted transferability of awards until vested; no automatic grants to any individual; and no tax gross-ups.

•	We employ compensation risk-mitigating policies including stock ownership guidelines (5X for the Chief Executive Officer) and anti-hedging/ anti-pledging policies.

ISS’ own Equity Plan FAQ acknowledges that the “newness” of the company counts as a special situation that may be evaluated using fewer factors, which it failed to do.

•
The policy states that “Generally, the Special Cases models will be used in the following two cases: 1) the subject company has less than or equal to 32 months of trading history as of the applicable QDD date; or 2) the subject company has between 33 and 36 months of trading history as of the applicable QDD and less than three years of burn rate data is available.”

“FOR” Proposal 3 – Say on Pay

The Company’s executive compensation program is designed to promote long-term value creation for strong alignment with the interests of shareholders. In addition to information found in the Compensation Discussion and Analysis of our 2024 Proxy Statement beginning on page 21, I would like to provide you with additional context on why we disagree with the ISS assessment and its “Against” recommendation on our Say on Pay this year, including erroneous data contained in its report.

•
The Company’s ISS peer group is largely driven by a total revenue figure, and ISS used a revenue amount for the Company that reduced our rental income by a non-cash loss and impairment to our investment in an office joint venture. Our total revenue for fiscal year 2023 should have been correctly noted as $254 million vs. $78 million as reported by ISS (i.e., our total revenue should not have been reduced by these non-cash adjustments).

•
Given the limited trading history of the Company, ISS did not conduct a full, quantitative pay-for-performance assessment on the Company, only focusing on the Multiple of Median and Financial Performance Assessment test. We believe this led to an inaccurate portrayal of the Company.

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In developing our peer group, our Compensation Committee, in consultation with our independent compensation consultant, aims to balance the Company’s size, geography and portfolio constitution while also taking into consideration peer group continuity year-over-year. Our 2023 executive compensation peer group was established using REITs that were comparable in terms of (i) size (i.e., REITs up to approximately 2.5 times our total capitalization), (ii) scope of operations (i.e., REITs that primarily invest in office, industrial or net lease properties), and/or (iii) geography (i.e., REITs headquartered in Southern California).

•	Using the Company’s executive compensation peer group, our NEOs’ aggregate compensation is below the median.

We appreciate your support of our executive compensation program and ask that you vote “FOR” Proposal 3 and Proposal 4 ahead of our Annual Meeting.

Thank you for your continued support of Peakstone Realty Trust.

Sincerely,

Samuel Tang
Chairperson of the Compensation Committee of the Board of Trustees

This supplemental information is being provided to shareholders in addition to Peakstone Realty Trust’s proxy statement dated April 29, 2024, which you already received. Please read the complete proxy statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the Annual Meeting by giving new voting instructions as described in more detail in the proxy statement.

We have retained Morrow Sodali LLC to assist us in the solicitation of proxies for an estimated fee of $25,000 plus reasonable expenses and an amount equal to 6% of the estimated fee for administrative, technology, and research and data services. If you have any questions or need assistance in submitting your proxy to vote your shares, please call our proxy solicitor Morrow Sodali LLC at +1 800-662-5200.